Exhibit (8)(a)(3)(aii)

AMENDMENT NO. 2

PARTICIPATION AGREEMENT

Amendment No. 2 to the Participation Agreement, (the “Agreement”), dated April 30, 2003, by and among AIM Variable Insurance Funds, a Delaware Trust (“AVIF”), Invesco Aim Distributors, Inc., a Delaware corporation (“AIM”), MONY Life Insurance Company of America, an Arizona life insurance company (“LIFE COMPANY”), on behalf of itself and each of its segregated asset accounts listed in Schedule A hereto, as the parties hereto may amend from time to time (each, an “Account,” and collectively, the “Accounts”); and MONY Securities Corporation, an affiliate of LIFE COMPANY and the principal underwriter of the contracts (“UNDERWRITER”) (collectively, the “Parties”).

WHEREAS, effective April 30, 2010, AIM Variable Insurance Funds will be renamed AIM Variable Insurance Funds (Invesco Variable Insurance Funds); and

WHEREAS, effective April 30, 2010, Invesco Aim Distributors, Inc. will be renamed Invesco Distributors, Inc.;

The Parties hereby agree to amend the Agreement as follows:

1.        All references to AIM Variable Insurance Funds will hereby be deleted and replaced with AIM Variable Insurance Funds (Invesco Variable Insurance Funds);

2.        All references to Invesco Aim Distributors, Inc. will hereby be deleted and replaced with Invesco Distributors, Inc.; and

3         Schedule A of the Agreement is hereby deleted in its entirety and replaced with the following:

SCHEDULE A

FUNDS AVAILABLE UNDER THE CONTRACTS

ALL SERIES I SHARES AND SERIES II SHARES OF AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)

ACCOUNTS UTILIZING THE FUNDS

ALL ACCOUNTS UTILIZING THE FUNDS

CONTRACTS FUNDED BY THE ACCOUNTS

ALL CONTRACTS FUNDED BY THE ACCOUNTS

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Effective date: April 30, 2010.

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